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                                                                     EXHIBIT 99A


     This Exhibit explains the relationship between the reporting persons. EnCap Investments L.L.C. ("EnCap") (i) is the sole general partner of EnCap Energy Capital Fund III, L.P. and EnCap Energy Capital Fund III-B, L.P., (ii) is the manager of BOCP Energy Partners, L.P. ("BOCP") under a management agreement dated August 21, 1997 among EnCap, BOCP and Banc One Capital Partners VIII, Ltd., and (iii) serves as an investment advisor to Energy Capital Investment Company PLC ("ECIC") under an investment advisory agreement dated as of February 4, 1994 between EnCap and ECIC.